Exhibit 99

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of NewReal Inc. (NewReal), which is the General Partner of New England Realty Associates Limited Partnership (“NERA” or the “Partnership”), is currently comprised of Guilliaem Aertsen, IV, Conrad DiGregorio, Thomas Raffoul and Edward Sarkisian, each of whom is an independent director of NewReal. The Audit Committee operates under a written charter.

The Partnership’s management, which consists of NERA’s General Partner, is responsible for the preparation of the Partnership’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. Miller Wachman LLP (“Miller Wachman”) acts as the Partnership’s independent auditor and is responsible for conducting an independent audit of the Partnership’s annual financial statements, in accordance with generally accepted auditing standards, and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2005 with management of the Partnership and with representatives of Miller Wachman. As a result of these discussions, the Audit Committee believes that NERA maintains an effective system of accounting controls that allow it to prepare financial statements that fairly present the Partnership’s financial position and results of its operations. Discussions with Miller Wachman also included the matters required by Statement on Auditing Standard No. 61 (Communications with Audit Committee).

In addition, the Audit Committee reviewed the independence of Miller Wachman. We received written disclosures and a letter from Miller Wachman regarding its independence as required by Independent Standards Board Standards No. 1 and discussed this information with Miller Wachman.

Based on the foregoing, the Audit Committee has recommended that the audited financial statements of the Partnership for the year ended December 31, 2005 be included in the Partnership’s annual report on form 10-K to be filed with the Securities and Exchange Commission.

Guilliaem Aertsen, IV
Conrad DiGregorio
Thomas Raffoul
Edward Sarkisian